Exhibit 99.1

FlexShopper, Inc. Announces regained compliance with Nasdaq’s Minimum Bid Price Requirement

BOCA RATON, Fla., June 1, 2023 (GLOBE NEWSWIRE) -- FlexShopper, Inc. (Nasdaq: FPAY) (“FlexShopper”), a leading national online lease-to-own retailer and financing solutions provider for underserved consumers, today announced that the Company has regained compliance with the Nasdaq’s Minimum Bid Price Requirement.

As previously disclosed, on April 21, 2023, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the closing bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days, it no longer complied with the $1.00 per share minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market.

On May 31, 2023, the Company received a letter (the “Compliance Notice”) from Nasdaq notifying the Company that the Listing Qualifications Department (the “Staff”) of Nasdaq has determined that for the last 11 consecutive business days, from May 16, 2023 through May 31, 2023, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with the Minimum Bid Price Requirement, and the Staff has determined that this matter is now closed.

About FlexShopper

FlexShopper, Inc. (FPAY) is a financial technology company that provides electronics, home furnishings and other durable goods to underserved consumers on a lease-to-own (LTO) basis through its patented e-commerce marketplace (www.FlexShopper.com). FlexShopper also provides LTO and loan technology platforms to a growing number of retailers and e-retailers to facilitate transactions with consumers without access to traditional financing.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans and strategies, are generally noted in the risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The forward-looking statements made in this release speak only as of the date of this release, and FlexShopper assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Contact:

FlexShopper, Inc.

Investor Relations

ir@flexshopper.com

FlexShopper, Inc.